UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNITED DOMINION REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

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4) Date Filed:

April 1, 2005
Dear Fellow Stockholders:
      Please accept my personal invitation to attend our Annual Meeting of Stockholders to be held on Tuesday, May 3, 2005, at 4:00 p.m. local time at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia. The business to be conducted at the meeting is set forth in the notice and proxy statement that accompany this letter. At the meeting we will also review 2004, report on recent financial results and discuss expectations for the future. We will be available to answer your questions during the meeting and afterward.
      Your vote is important to us. We hope you will take the time to execute and return your proxy. We rely upon each stockholder to promptly complete, sign and return your proxy card in order to avoid costly proxy solicitation. You may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. If you attend the Annual Meeting of Stockholders, you may withdraw your proxy at the meeting and vote your shares in person from the floor.
      I look forward to seeing you on May 3, 2005, at 4:00 p.m.

Sincerely,
United Dominion Realty Trust, Inc.

Robert C. Larson
Chairman of the Board of Directors
United Dominion Realty Trust, Inc.
Corporate Office: 400 East Cary Street, Richmond, Virginia 23219-3816
Tel: 804.780.2691 Fax: 804.343.1912
Principal Executive Office: 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540
Tel: 720.283.6120 Fax: 720.283.2452

April 1, 2005
Notice of Annual Meeting of Stockholders
To Be Held On Tuesday, May 3, 2005 at 4:00 p.m.
       The Annual Meeting of Stockholders of United Dominion Realty Trust, Inc. will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on Tuesday, May 3, 2005, at 4:00 p.m. local time, for the following purposes:

1. To elect ten directors to serve for the ensuing year.

2. To ratify the appointment of Ernst & Young LLP to serve as independent auditors for the year ending December 31, 2005.

3. To consider and vote upon a proposal to approve the New Out-Performance Program, including the Series C Out-Performance Program, and an amendment to the Series A Out-Performance Program to allow the participants to transfer interests to the company or in exchange for interests in subsequent out-performance programs.

4. To consider and vote upon a proposal to authorize the creation and issuance of a new series of preferred stock to give voting rights to holders of OP Units.

5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock or our Series E preferred stock at the close of business on March 1, 2005 are entitled to notice of, and to vote at, the meeting.
      All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote your shares as soon as possible.

By Order of the Board of Directors

Mary Ellen Norwood
Corporate Secretary
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their vote: (1) via the Internet at http://www.eproxy.com/udr/, (2) by phone (please see your proxy card for instructions) and (3) by mail, using the paper proxy card.

i

Audit Fees	25
Pre-Approval of Audit and Non-Audit Services	25
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	26
Vote Required and Board of Directors’ Recommendation	26
PROPOSAL NO. 3 APPROVAL OF THE NEW OUT-PERFORMANCE PROGRAM, INCLUDING THE SERIES C OUT-PERFORMANCE PROGRAM, AND AN AMENDMENT TO THE SERIES A OUT-PERFORMANCE PROGRAM TO ALLOW PARTICIPANTS TO TRANSFER INTERESTS TO THE COMPANY OR IN EXCHANGE FOR INTERESTS IN SUBSEQUENT OUT-PERFORMANCE PROGRAMS	26
Background	26
New Out-Performance Program	27
Series C Out-Performance Program	29
Amendment to the Series A Out-Performance Program to Allow Participants to Transfer Interests to the Company or in Exchange for Interests in Subsequent Out-Performance Programs	31
Vote Required and Board of Directors’ Recommendation	32
PROPOSAL NO. 4 AUTHORITY TO CREATE AND ISSUE A NEW SERIES OF PREFERRED STOCK TO GIVE VOTING RIGHTS TO HOLDERS OF OP UNITS	32
Background	32
Acquisition Structures	33
Our Operating Partnerships	33
Benefits of Voting Rights	33
Material Terms of Preferred Stock for OP Unitholders	34
Limitations on Ownership of the Series F Preferred Stock; Ownership of Management	35
Possible Negative Effects of the Series F Preferred Stock	35
Information Regarding Our Authorized Shares of Preferred Stock	35
Vote Required and Board of Directors’ Recommendation	35
VOTING VIA THE INTERNET OR BY TELEPHONE	36
For Shares Directly Registered in the Name of the Stockholder	36
For Shares Registered in the Name of a Broker or a Bank	36
DELIVERY OF VOTING MATERIALS	36
ANNUAL REPORT	36
MATTERS TO BE PRESENTED AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS	36
EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR ACCOMPANYING THIS PROXY STATEMENT	37
APPENDIX A: AUDIT COMMITTEE CHARTER	A-1
APPENDIX B: FORM OF ARTICLES SUPPLEMENTARY ESTABLISHING THE SERIES F PREFERRED STOCK	B-1

ii

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the board of directors of United Dominion Realty Trust, Inc., a Maryland corporation, for use at our Annual Meeting of Stockholders to be held on May 3, 2005, and at any adjournment, continuation or postponement of the meeting.
      We use a number of abbreviations in this proxy statement. We refer to the company as “United Dominion,” “the company,” “we,” “us” or “our” and to our board of directors as “board” or “board of directors.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2004” and “fiscal 2005” mean our 2004 fiscal year which began on January 1, 2004 and ended on December 31, 2004 and our 2005 fiscal year which began on January 1, 2005 and will end on December 31, 2005, respectively. Our 2005 Annual Meeting of Stockholders to be held on May 3, 2005 is simply referred to as the “meeting.”
      Our corporate office is located at 400 East Cary Street, Richmond, Virginia 23219-3816 and the telephone number is 804.780.2691. Our principal executive office is located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540 and the telephone number is 720.283.6120.
      These proxy solicitation materials are being mailed on or about April 1, 2005 to all stockholders entitled to vote at the meeting.
Record Date and Shares Outstanding
      Stockholders who owned shares of our common stock and/or our Series E preferred stock at the close of business on March 1, 2005, referred to in this proxy statement as the record date, are entitled to notice of, and to vote at, the meeting. At the record date, we had 137,023,872 shares of common stock and 2,803,812 shares of Series E preferred stock issued and outstanding. Each share of common stock and each share of Series E preferred stock outstanding on the record date is entitled to one vote.
Revoking Your Proxy
      You may revoke your proxy at any time prior to the date of the meeting by: (1) submitting a later-dated vote in person at the meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to the attention of the Corporate Secretary at our principal executive office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective.
How Your Proxy Will Be Voted
      Most stockholders have a choice of voting over the Internet, by telephone or by using a written proxy card. Please refer to your proxy card and other enclosures to see which options are available to you.
      All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director,

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2005,

•	FOR the proposal to approve the New Out-Performance Program, including the Series C Out-Performance Program, and an amendment to the Series A Out-Performance Program to allow the participants to transfer interests to the company or in exchange for interests in subsequent out-performance programs, and

•	FOR the proposal to authorize the creation and issuance of the new series of preferred stock to give voting rights to holders of OP Units in United Dominion Realty, L.P., referred to in this proxy statement as “UDR LP,” and Heritage Communities L.P.
      In addition, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the meeting.
Quorum
      Each share of common stock and each share of our Series E preferred stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. A quorum, which is a majority of the outstanding shares of common stock and Series E preferred stock, taken together, as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you vote your shares in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence of a quorum and to determine whether the requisite number of votes has been obtained to approve the proposal.
Voting

Votes Required
      If a quorum is present, (1) the affirmative vote of a plurality of the votes cast with respect to Proposal No. 1 is required to elect directors, (2) the affirmative vote of a majority of the votes cast is required to approve Proposal No. 2, and (3) the affirmative vote of a majority of the votes cast is required to approve Proposal Nos. 3 and 4, provided the total votes cast with respect to such proposal represents 50% of all shares entitled to vote on the proposal.

Tabulation
      Our transfer agent will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present and voting at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

Abstentions, Broker Non-Votes
      We intend to treat abstentions and broker non-votes in the following manner:

•	An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. For purposes of Proposal Nos. 1 and 2, abstentions will not be counted as “votes cast” for purposes of determining whether stockholder approval has been obtained and therefore will have no effect on the results of the vote with respect to such proposals. With respect to Proposal Nos. 3 and 4, however, abstentions will be treated as “votes cast.” Therefore, abstentions will have the same effect as a vote against Proposal Nos. 3 and 4.

•	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes are not deemed to be “votes cast” for purposes of determining whether stockholder approval has been obtained. Therefore, broker non-votes will have no effect on the voting results for Proposal Nos. 1 and 2. With respect to Proposal Nos. 3 and 4, which require that the total votes cast with respect to the proposal represents 50% of all shares entitled to vote, broker non-votes will have the same effect as a vote against the proposal, unless holders of more than 50% in interests of all securities entitled to vote cast votes for the proposal, in which case broker non-votes will not have any effect on the results of the vote for the proposal.
Solicitation of Proxies
      This solicitation is being made by mail on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the enclosed form of proxy, notice of annual meeting and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation, or selected securities dealers. In addition, we have retained Morrow & Co., Inc. to solicit proxies from our stockholders by mail, in person, by e-mail and by telephone. We will pay Morrow & Co., Inc. a fee of $7,500 for its services, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the proxy solicitation.
Assistance
      If you have questions regarding the meeting, you may contact our proxy solicitor, Morrow & Co., Inc. toll-free at 1-800-607-0088 or by email at UDR.info@morrowco.com.
CORPORATE GOVERNANCE MATTERS
Corporate Governance Overview
      We believe that effective corporate governance is critical to our long-term success and our ability to create value for our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them against the practices of other public companies. We also have continued to review the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the corporate governance rules of the New York Stock Exchange. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when our board of directors determines that it would benefit our company and our stockholders to do so.
      We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Statement on Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for the Audit, Compensation and Governance Committees of the board of directors, all of which can be found at www.udrt.com by clicking on “Investor Relations.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics and our Code of Ethics for Senior

Financial Officers, will be posted on our website. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.
      Our policies and practices are in compliance with the listing requirements of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Nine of the ten board members are independent of us and our management;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Compensation Committee and Governance Committee are independent directors;

•	The Chairman and the Vice-Chairman of the Board are independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees;

•	We have a Code of Ethics for Senior Financial Officers that applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.
Identification and Selection of Nominees for Directors
      The Governance Committee works closely with the Chairman of the Board and the board of directors to develop criteria for open board positions, taking into account such factors as it deems important, including, among others, the current composition of the board, the range of talents, experiences and skills that would complement those already represented on the board and those that would help achieve the company’s goals. The Governance Committee will consider, among other things, whether a potential director nominee has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service. Applying these criteria, the Governance Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders.
      Once the Governance Committee has identified a potential director nominee, the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, will evaluate the prospective nominee against the specific criteria that the Governance Committee has established, as well as the standards and qualifications contained in our Statement on Corporate Governance. If the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, determines, based upon its preliminary review, to proceed with further consideration, then members of the Governance Committee and the board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Governance Committee makes a recommendation to the full board, which makes the final determination whether to nominate or appoint the new director.
      Any stockholder who wishes to recommend a prospective nominee for consideration should submit the following information no later than December 31, 2005:

•	Biographical information about the candidate and a statement about his or her qualifications;

•	Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s (“SEC”) proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our stock beneficially owned by each.
      Such information should be sent to our Corporate Secretary at our principal executive office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.
Director Independence
      The board of directors has adopted a formal policy that a significant majority of its members should be independent directors who have no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has such a relationship with the company), as defined under the NYSE listing standards and the company’s director independence standards. The board of directors has determined that all directors standing for election are independent under both sets of standards except Mr. Toomey, who is not independent because he is the company’s Chief Executive Officer and President. For additional information about the directors standing for election, see Proposal No. 1 beginning on page 10 of this proxy statement. In making these independence determinations, the board of directors considered information submitted by the directors in response to directors’ questionnaires and information obtained from the company’s internal records.
Independence of Audit, Compensation and Governance Committees
      The Audit, Compensation and Governance Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and the company’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.
Audit Committee Financial Expert
      Each member of the Audit Committee is financially literate, and the board of directors has determined that Mr. Scharar is an “audit committee financial expert” within the meaning of the SEC’s regulations.
Executive Sessions
      Our non-employee directors hold regularly scheduled executive sessions in which the non-employee directors meet without the presence of management. These executive sessions are expected to occur around regularly scheduled meetings of the board of directors. The Chairman of the Board, or the Vice Chairman of the Board in the Chairman’s absence, presides as chairman at the executive sessions of non- employee directors. Both the Chairman of the Board and the Vice Chairman of the Board are non-management directors.
Directors’ Share Ownership Guidelines
      Our Statement on Corporate Governance provides that each director is expected to develop a meaningful equity stake in our company over time and that after the second anniversary of election to the board of directors, each director is required to own a minimum of 5,000 shares of our common stock. Each of our directors currently owns shares in an amount sufficient to comply with these guidelines.
Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee during fiscal 2004 or as of the date of this proxy statement is a former or current officer or employee of the company or has any interlocking relationships as set forth in applicable SEC rules. In addition, none of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Communicating with the Board of Directors
      Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including non-employee directors, the Chairman, or committee members, may write to:
United Dominion Realty Trust, Inc.
Attn: Board of Directors
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129-1540
      Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Board will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the board of directors, or an individual member, e.g., the communication is a request for information about the company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
      Any stockholder or interested party may make their concerns known to the non-management directors of the company by contacting the Chairman of the Board, who presides at the executive sessions of the non-management directors, at the address above.
      To submit concerns regarding accounting matters, stockholders and other interested persons may contact the company’s third-party confidential reporting system via the Internet or by calling a toll-free number. Instructions for making a report are published in the Corporate Governance subsection of the Investor Relations section of the company’s web site.
Board of Directors and Committee Meetings
      The board of directors held eight meetings (including four telephonic meetings) during fiscal 2004. No director attended fewer than 75% of the aggregate of the (1) total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board of directors on which he or she served during fiscal 2004. The board of directors has standing audit, compensation, executive and governance committees. The governance committee also serves as our nominating committee.
      The board of directors has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our Annual Meeting of Stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All of our directors attended our 2004 Annual Meeting of Stockholders.

      The board of directors has established the following committees to assist it in discharging its responsibilities:

			Number of
	Members on		Meetings
Committee	12/31/2004	Key Functions	in 2004

Audit	Robert P. Freeman(1) Lynne B. Sagalyn Mark J. Sandler Robert W. Scharar	• Assists the board of directors in its general oversight of our financial reporting, internal controls and internal audit functions
• Appointment, compensation and oversight of our independent auditors
• Represents and assists the board of directors in its oversight of:
  • the quality or integrity of our financial statements;
  • our compliance with legal and regulatory requirements; and
  • the performance of our internal audit department and independent auditors
• Discusses the adequacy and effectiveness of our internal control over financial reporting
• Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
• Establishes procedures for the receipt, retention and treatment of complaints received concerning accounting, auditing, internal control and financial reporting matters
• Oversees Risk Management policies and risk assessment
		• Pre-approves all non-audit services to be provided to the company by the independent auditors	7

			Number of
	Members on		Meetings
Committee	12/31/2004	Key Functions	in 2004

Compensation	Jon A. Grove(1) James D. Klingbeil Eric J. Foss Mark J. Sandler	• Administers and approves general compensation policies applicable to our key executive officers
• Reviews and approves compensation for the board and its committees
• Reviews and ensures the appropriate administration of our compensation and benefit plans, programs and policies
• Determines and approves the compensation of our Chief Executive Officer (“CEO”)
• Sets annual objectives for, and evaluates the performance of, our CEO, with input from the board
• Reviews and recommends to the Board short- and long-term compensation for the principal officers of the company who report directly to our CEO
• Approves all employment and severance agreements for senior vice presidents and above
		• Develops and administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs and other management compensation, if any, including the stock purchase plan, the long-term incentive plan and our out-performance programs	5
Governance	Thomas R. Oliver(1) Eric J. Foss Lynne B. Sagalyn Robert W. Scharar	• Exercises general oversight of board governance matters • Reviews the size, role, composition and structure of our board and its committees • Reviews and evaluates the board and its members • Serves as the nominating committee for board members • Reviews and updates our Statement on Corporate Governance • Considers, develops and makes recommendations to the board regarding matters related to corporate governance • Conducts an annual assessment of each committee	3
Executive	Robert C. Larson(1) James D. Klingbeil Thomas W. Toomey	• Performs the duties and exercises the powers delegated to it by the board of directors
		• Meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board of directors.	-0-

(1)	Committee Chair

COMPENSATION OF DIRECTORS
2004 Director Compensation
      In fiscal 2004, non-employee directors did not receive any cash compensation for their services other than reimbursement of expenses. Each non-employee director received a grant of 5,000 shares of restricted stock that vested on January 1, 2005.
2005 Director Compensation
      In 2004, the Compensation Committee retained a nationally recognized consulting firm to assist the Compensation Committee, in consultation with the Chairman of the Board and the full board of directors, in structuring a compensation program for the board of directors. The independent consultant reviewed information concerning director pay from our REIT peer group and the Mercer 350 survey of director pay practices among 350 large industrialized service organizations. The goal of the Compensation Committee and the board of directors was to structure director compensation so that we could attract and retain quality directors and to align director compensation with the goal of increasing dividend income and share price appreciation.
      Our compensation program for non-employee directors is designed to attract and retain highly qualified board members who can work with senior management to establish key strategic goals in support of long-term stockholder value creation. The program consists of a combination of cash retainers for board and committee service, service-based restricted stock and performance shares that vest only if our total stockholder return over a three-year period meets or exceeds that of a designated peer group of apartment REITs. Total pay associated with cash retainers and restricted stock is targeted at peer group median levels. If we outperform our peers in terms of total stockholder return, total pay can equal or exceed 75th percentile levels. Annual retainers for board and committee service are set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.
      In December 2004 the board adopted a revised compensation program for directors that provides:

Retainer
      For 2005, each non-employee director will receive an annual retainer fee of $40,000 ($75,000 for a non-employee chairman of the board of directors), which may be taken in cash or shares of restricted common stock. Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $5,000 for each committee on which they serve. The chairpersons of each of the Audit, Compensation, Executive and Governance Committees receive an annual retainer fee of $10,000. These fees were paid in January 2005.

Stock Grant and Performance Based Stock Grant
      Also in January 2005, each non-employee director received a grant of 2,000 shares of restricted stock that vests one year from the date of grant and a grant of 3,000 shares of restricted stock that vests one-third on each anniversary of the date of grant if the company has met certain performance thresholds. Such 3,000 shares vest over a three-year measurement period from the date of grant on the following basis (1) 100 shares will vest if our total stockholder return (share price appreciation plus dividends paid) during such measurement period is at the 50th percentile of total stockholder return from a REIT peer group index to be selected by the board of directors, (2) 100 shares will vest for each percentage point by which our total stockholder return for such measurement period exceeds the 50th percentile of such peer group index, and (3) the remainder will vest if total stockholder return during such measurement period is equal to or exceeds the 75th percentile of such peer group index.

      Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the three-year vesting period will be returned to us and cancelled. All restricted stock granted to our non-employee directors is priced at the closing price of our common stock on the grant date.
      Directors who are also employees of the company receive no additional compensation for service as a director.
      We believe that the attraction and retention of quality board members has become more challenging as a result of the Sarbanes-Oxley Act of 2002 and initiatives by the New York Stock Exchange and the SEC. Further, board members in general have seen an increase in time commitments and performance expectations. As a result we expect to continue to review our non-employee director compensation in order to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Our board of directors is currently comprised of ten members, all of whom are to be elected at the meeting. The board of directors has nominated the persons named below for election as directors at the meeting. All of the nominees are currently serving on the board of directors. Unless otherwise directed, the proxy holders will vote the proxies received by them for the ten nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold their respective offices until the next annual meeting of stockholders or until their successors are elected and qualified.
      The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) With the Company	Director Since

Eric J. Foss	46	Director	2003
Robert P. Freeman	60	Director	1998
Jon A. Grove	60	Director	1998
James D. Klingbeil	69	Vice Chairman of the Board	1998
Robert C. Larson	70	Chairman of the Board	2000
Thomas R. Oliver	56	Director	2003
Lynne B. Sagalyn	57	Director	1996
Mark J. Sandler	63	Director	1996
Robert W. Scharar	56	Director	1996
Thomas W. Toomey	44	Chief Executive Officer, President and Director	2001
      There is no family relationship between any of our directors or executive officers.
      Eric J. Foss has served as the President of the North America division of Pepsi Bottling Group since September 2001. Previously, Mr. Foss served as Executive Vice President of the North America division of Pepsi Bottling Group, from August 2000 to September 2001. Mr. Foss served as Senior Vice President of Sales and Marketing for the North America division of Pepsi Bottling Group, from March 1999 to August 2000 and was General Manager of European Operations for PepsiCo from December 1996 to March 1999.
      Robert P. Freeman has served as President of Landfall Capital LLC, New York, New York, a private real estate merchant bank, since 2001. Previously, Mr. Freeman was a Managing Director of Wells Hill Partners, Ltd., New York, New York, a real estate investment banking firm, from 1999 to 2001 and a

Managing Director of Lazard Frères & Co. LLC, a private investment bank, and President of Lazard Frères Real Estate Investors, L.L.C., or LFREI, a real estate investment company, from 1992 to 1999. He is active in and serves as a director of numerous private companies and charitable organizations.
      Jon A. Grove was the Chairman of the Board of Directors, President and Chief Executive Officer of ASR Investments Corporation since its organization in 1987 until our acquisition of ASR in 1998. He currently serves as a director of American Southwest Holdings, Inc., in Phoenix, Arizona.
      James D. Klingbeil is Vice Chairman of the Board of Directors and he has been the Chairman and Chief Executive Officer of Klingbeil Multifamily Fund IV and Klingbeil Multifamily Fund V, f/k/a American Apartment Communities III, a privately owned REIT based in San Francisco, California, since 1997. He was Chairman and Chief Executive Officer of American Apartment Communities II from 1995 until its merger with the company in December of 1998. He is also Chairman and Chief Executive Officer of Klingbeil Capital Management, The Klingbeil Company and Khempco Building Supply Company. He currently serves as a director of Broad Street Financial and numerous private companies.
      Robert C. Larson has been Chairman of the Board of Directors since March 2001. He has served as a managing director of Lazard Frères & Co. LLC, a private investment bank, and chairman of Lazard Frères Real Estate Investors, LLC, a real estate investment company, since 1999. He is also chairman of Larson Realty Group, a privately owned, Detroit-based company engaged in real estate investment, development, management, leasing and consulting. Mr. Larson was chairman of the Taubman Realty Group from 1990 to 1998 and vice chairman and a director of Taubman Centers, Inc. until his retirement in May 2000. He currently serves as a director of Intercontinental Hotels Group plc. In addition, Mr. Larson represents Lazard as a director of Destination Europe Limited, Commonwealth Atlantic Properties, Inc., Atria Senior Living Group, L.P., and as a member of the Partnership Committee of DP Operating Partnership, L.P.
      Thomas R. Oliver was Chairman of Six Continents Hotels, Inc. from 2002 until his retirement on March 31, 2003. From 1997 to October 2002 he also served as Chief Executive Officer of Six Continents Hotels. From 1996 to 1997 he was Chief Executive Officer of AudioFax, Inc. and from 1993 to 1996 he was Chief Executive Officer of VoiceCom Systems, Inc. From 1991 to 1993 Mr. Oliver served as Chief Operating Officer and Executive Vice President of Worldwide Customer Operations for FedEx. At FedEx he led the development and launch of the FedEx letter packaging concept, and created and led the quality process that enabled FedEx to become the first American service company to win the United States Malcolm Baldrige National Quality Award. He currently serves as a member of the Board of Counselors for the Carter Center, and is a director of Interface, Inc., the world’s largest manufacturer and marketer of carpet tiles.
      Lynne B. Sagalyn, Ph.D. has been a Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments in both the School of Design (City Planning) and the Wharton School (Real Estate) since January 2004. Previously, she was the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program and director of the Paul Milstein Center for Real Estate at the Columbia University Graduate School of Business, where she was a professor and the director of the program from 1992 through 2003. From 1991 to 1992, she was a visiting professor at Columbia University. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. She is also on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a trustee and Chair of the Audit Committee of Capital Trust, Inc., a public real estate investment trust that specializes in real estate lending, a director of J. P. Morgan U.S. Real Estate Income and Growth Fund, a member of the Advisory Board of Goldman Family Enterprises, and on the Advisory Board of the Taubman Center for State and Local Government at the J.F.K. School of Government at Harvard University. She has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan.
      Mark J. Sandler was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations until his retirement in October 1988. Since that time,

Mr. Sandler has managed his personal and family investments. Mr. Sandler was a director of South West Property Trust Inc. at the time we acquired South West in 1996.
      Robert W. Scharar is President and a director of FCA Corp., a registered investment advisor, which he founded in 1983. He also serves as a trustee of First Commonwealth Mortgage Trust, Holly Mortgage Trust and Ivy Realty Trust, all of which are REITs advised by FCA Corp. He is also a director of Commonwealth International Series Trust, a mutual fund group, and is the past President and a current director of the American Association of Attorneys-CPAs. Mr. Scharar was a director of South West Property Trust Inc. at the time we acquired South West in 1996. Mr. Scharar is also a certified public accountant licensed in Florida.
      Thomas W. Toomey has been our Chief Executive Officer and President since February 2001. Prior to joining us, Mr. Toomey was with Apartment Investment and Management Company, or AIMCO, a publicly traded real estate investment trust, where he served as Chief Operating Officer for two years and Chief Financial Officer for four years. During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO from 34,000 apartment units to 360,000 units. He has also served as a Senior Vice President at Lincoln Property Company, a national real estate development, property management and real estate consulting company, from 1990 to 1995. He currently serves as a member of the board of the National Association of Real Estate Investment Trusts and the National MultiHousing Council and he serves as Co-Chairman of the Homeland Security Task Force of the Real Estate Roundtable.
Vote Required and Board of Directors’ Recommendation
      The ten nominees receiving the highest number of affirmative votes cast at the meeting shall be elected as directors.
      Our board of directors recommends that the stockholders vote “FOR” the director nominees listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) our CEO and the four other most highly compensated executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of March 1, 2005.

	Amount and Nature of Beneficial Ownership

			Shares for Which
			Beneficial
		Shares for Which	Ownership Can
		Beneficial	Be Acquired
		Ownership Can	Upon		Total Beneficial Ownership
	Shares	Be Acquired	Redemption of
	Beneficially	Within	Partnership		Number of	Percent of
Name of Beneficial Owner	Owned	60 Days(1)	Interests(2)		Shares(1)(3)	Class(3)(4)

James D. Klingbeil	60,688	71,679	2,540,072	(5)	2,672,439	1.91%
Thomas W. Toomey	484,818	320,000	635,341	(6)	1,440,159	1.04%
Jon A. Grove	237,170	349,299	—		586,469	*
W. Mark Wallis	60,955	237,296	287,488	(6)	585,739	*
Christopher D. Genry	103,915	87,500	191,659	(6)	383,074	*
Richard A. Giannotti	109,275	160,943	52,819	(6)	323,037	*
Mark J. Sandler(7)	132,304	35,448	—		167,752	*
Martha R. Carlin	38,251	10,333	114,693	(6)	163,277	*
Lynne B. Sagalyn(8)	37,700	40,943	—		78,643	*
Robert P. Freeman	64,345	—	—		64,345	*
Robert W. Scharar	33,040	26,400	—		59,440	*
Robert C. Larson	11,343	19,231	—		30,574	*
Thomas R. Oliver(9)	9,343	—	—		9,343	*
Eric J. Foss	9,270	—	—		9,270	*
All directors and executive officers as a group (24 persons)	1,537,282	1,437,009	3,991,094		6,965,385	4.89%
Security Capital Research & Management Inc.(10)	9,414,843	—	—		9,414,843	6.43%
10 South Dearborn Street, Suite 1400 Chicago, Illinois 60603

*	Represents beneficial ownership of less than 1%, based on 137,023,872 shares of common stock outstanding as of March 1, 2005. On March 1, 2005, there were 2,803,812 shares of our Series E preferred stock outstanding.

(1)	Assumes exercise in full of all options exercisable within 60 days of March 1, 2005, by our directors and executive officers. For Mr. Grove, this also includes 294,020 shares beneficially held in ASR Investments Corporation Key Executive Share Option Plan.

(2)	Includes the number of shares of common stock into which OP Units in UDR LP beneficially owned by the person are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. The holder of the OP Units has the right to require UDR LP to redeem all or a portion of the OP Units held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, UD LP’s obligation to pay the cash amount is subject to the prior right of the company to acquire such OP Units in exchange for either the cash amount or shares of our common stock. In the case of the Series A

Out-Performance Partnership Shares (the “Series A Units”) of UDR Out-Performance I, LLC (the “Series A LLC”) that may be exchanged at the Series A LLC’s option for Out-Performance Partnership Shares (“Series A OPPSs”) issued by UDR LP, and then may be exchanged by their holder for OP Units, such redemption rights will not vest until one year after the date of any such exchange of Series A OPPSs for OP Units.

(3)	Such beneficial ownership calculations assume that all OP Units and Series A Units beneficially owned by the person indicated and outstanding as of March 1, 2005, are redeemed in exchange for shares of common stock (notwithstanding any holding period requirements, exchange rights and, in the case of the Series A Units, the absence of a change of control or termination of employment prior to vesting). See Notes (2) and (6).

(4)	Based on 137,023,872 shares of common stock outstanding at the close of business on March 1, 2005. Shares issuable pursuant to options which are exercisable within 60 days of March 1, 2005, or upon redemption of the OP Units, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(5)	Mr. Klingbeil is deemed to indirectly beneficially own 2,540,072 shares of common stock into which OP Units directly owned by certain limited partnerships and limited liability companies are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption.

(6)	Based on beneficial ownership of Series A Units. The only asset of the Series A LLC is the Series A OPPSs issued by UDR LP. Beginning on June 1, 2004, the Series A Units may be exchanged at the Series A LLC’s option for Series A OPPSs on a 1:1 basis. Each Series A OPPS is exchangeable for approximately 1.5 OP Units.

(7)	Includes 20,000 shares indirectly held in a trust for Mr. Sandler’s children and 37,159 shares in our Dividend Reinvestment and Stock Purchase Plan.

(8)	Includes 1,200 shares of common stock held by Dr. Sagalyn’s husband and 500 shares of common stock jointly owned by Dr. Sagalyn and her daughter, which shares Dr. Sagalyn may be deemed the beneficial owner of as a result of her shared power to vote and dispose of such shares. Dr. Sagalyn disclaims any beneficial ownership interest in such shares.

(9)	Includes 7,343 shares of common stock indirectly held in a trust for Mr. Oliver’s family.

(10)	Beneficial ownership is as of December 31, 2004, as reflected in a statement on Schedule 13G filed by Security Capital Research & Management Inc. with the SEC on February 15, 2005. Based on information contained in the Schedule 13G, Security Capital Research & Management Inc. has sole voting and dispositive power with respect to the 9,414,843 shares that it beneficially owns.
Compensation of Executive Officers
     Summary Compensation Table
      The following table summarizes the total compensation of our CEO and our four other most highly compensated executive officers in fiscal 2004 and the total compensation earned by each such individual for our two previous fiscal years.

					Long-Term Compensation Awards

	Annual Compensation				Restricted	Securities
					Common	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Stock	Options	Compensation

Thomas W. Toomey	2004	$400,270	$1,250,000	(1)	$—	—	—
Chief Executive Officer	2003	250,000	950,000	(2)	—	—	—
and President	2002	250,000	1,100,000	(3)	—	—	—
W. Mark Wallis	2004	$251,300	$550,000	(1)	$—	—	—
Senior Executive	2003	225,000	450,000	(2)	—	—	—
Vice President	2002	225,000	575,000	(3)	—	—	—

					Long-Term Compensation Awards

	Annual Compensation				Restricted		Securities
					Common		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Stock		Options	Compensation

Christopher D. Genry	2004	$245,000	$550,000	(1)	$—		—	$6,500	(4)
Executive Vice President	2003	200,000	500,000	(2)	—		—	6,000	(4)
and Chief Financial Officer	2002	200,000	550,000	(3)	—		—	1,000	(4)
Martha R. Carlin	2004	$211,300	$420,000	(1)	$—		—	$1,780	(4)
Senior Vice President, Director	2003	168,000	335,000	(2)	50,000	(6)	—	6,000	(4)
of Property Operations	2002	165,000	275,000	(3)	—		—	1,000	(4)
Richard A. Giannotti	2004	$190,000	$155,000		$—		—	$6,500	(4)
Executive Vice President —	2003	183,230	140,000		50,000	(6)	—	6,000	(4)
Asset Quality	2002	182,000	145,000		—		—	121,000	(5)

(1)	Mr. Toomey received $1,000,000, Mr. Wallis received $200,000, Mr. Genry received $200,000, and Ms. Carlin received $120,000 of their 2004 bonus in the form of a grant of 44,743, 8,949, 8,949, and 5,369 shares, respectively, of restricted common stock at a price of $22.35 per share on the date of grant. Mr. Toomey’s restricted common stock vests on February 18, 2009. The other named executive officers’ shares vest pro rata over a four-year period ending February 18, 2009. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(2)	Mr. Toomey received $950,000, Mr. Wallis received $100,000, Mr. Genry received $250,000, and Ms. Carlin received $50,000 of their 2003 bonus in the form of a grant of 51,463, 5,417, 13,543, and 2,709 shares, respectively, of restricted common stock at a price of $18.46 per share on the date of grant. Mr. Toomey’s restricted common stock vests on February 12, 2009. The other named executive officers’ shares vest pro rata over a five-year period ending February 12, 2009. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(3)	Mr. Toomey received $800,000, Mr. Wallis received $75,000, Mr. Genry received $100,000, and Ms. Carlin received $25,000 of their 2002 bonus in the form of a grant of 51,387, 4,817, 6,423, and 1,605 shares, respectively, of restricted common stock at the average sales price for the period commencing on February 3, 2003 and ending on February 18, 2003 of $15.57 per share on the date of grant. Mr. Toomey’s shares vest on February 4, 2009. The other named executive officers’ shares vest on February 4, 2005. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(4)	Represents non-discretionary 401(k) matching contributions made by us under our Profit Sharing Plan.

(5)	Mr. Giannotti received $120,000 as part of the Shareholder Value Plan that had a performance period of January 1, 2000 through December 31, 2002. Mr. Giannotti also received a $1,000 nondiscretionary 401(k) matching contribution made by us under our Profit Sharing Plan.

(6)	On October 20, 2003, Mr. Giannotti and Ms. Carlin each received a grant of 2,740 shares of restricted common stock priced at $18.24 per share on the date of grant. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.
      The foregoing compensation table does not include certain fringe benefits made available on a non-discriminatory basis to all of our employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, we may make available certain non-monetary benefits to our executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. We consider such benefits to be ordinary and incidental business costs and expenses. We also did not include in the table the aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) 10% of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be.

Option Grants in Last Fiscal Year
      No stock options were granted during fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 2004 as well as the number of securities underlying unexercised options and the value of unexercised options for each of the named executive officers at the end of fiscal 2004.
Aggregated Option Exercises in 2004 and
Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(1)
	Acquired	Value
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Toomey	—	$—	320,000	—	$4,368,000	$—
W. Mark Wallis	30,000	$349,036	261,296	—	$3,284,491	$—
Christopher D. Genry	87,500	$998,276	87,500	—	$1,099,875	$—
Martha R. Carlin	39,667	$379,743	10,333	—	$138,049	$—
Richard A. Giannotti	—	$—	160,943	6,557	$1,981,067	$62,619

(1)	These values are calculated based on the difference between the exercise price(s) and the fair market value of the stock, as determined by reference to the closing sales prices on the New York Stock Exchange as of the exercise date(s) or December 31, 2004, as appropriate.
Agreements with Executive Officers

Employment Agreement
      On December 8, 1998, we entered into an employment agreement with Richard A. Giannotti, our Executive Vice President — Asset Quality. Under the terms of the agreement, we have agreed to pay Mr. Giannotti an annual base salary of at least $175,000. For 2004 we paid Mr. Giannotti a base salary of $190,000, and his base salary for 2005 has been set at $200,000. The employment agreement also provides that Mr. Giannotti shall have the opportunity to earn an annual bonus of at least 45% of his base salary, based upon the company and Mr. Giannotti meeting certain performance goals and objectives as determined by the Compensation Committee. Mr. Giannotti received a bonus of $155,000 for 2004. The employment agreement also provides that Mr. Giannotti may participate in the company’s long-term compensation plans for senior officers as adopted by the board of directors or the Compensation Committee.
      Mr. Giannotti’s employment agreement is automatically renewable for successive one year periods, ending as of December 31 of each year, unless sooner terminated in accordance with the terms of agreement. If the company terminates the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans.

      We do not have employment agreements with any of our other named executive officers.

Change-in-Control Arrangements
      Under the Series B Out-Performance Program, the valuation period is accelerated to and ends on the date a change of control occurs. If the performance criteria under the program are satisfied as of such date, the holders of Series B OPPSs would have the right to cause UDR LP to redeem the membership units for cash in an amount equal to the price per share of our common stock on the date of such redemption, subject to our right to acquire the membership units in exchange for an equal number of shares of our common stock. The Series B Out-Performance Program is described in more detail under the heading “Series B Out-Performance Program” below.
      Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. Each of the named executive officers has received an award under the 1999 Long-Term Incentive Plan.
Equity Compensation Plan Information
      The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2004.

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders(1)	1,960,623	$11.88	2,890,251
Equity compensation plans not approved by security holders	—	—	—

Total	1,960,623	$11.88	2,890,251

(1)	On May 8, 2001, our stockholders approved the 1999 Long-Term Incentive Plan, which supersedes the 1985 Stock Option Plan, as amended. The plan is designed to be an omnibus plan that allows the board of directors or a committee thereof to grant a wide range of compensatory awards including options to purchase shares of common stock, stock appreciation rights, restricted stock, performance units, dividend equivalents, other stock-based awards or any other right relating to common stock or cash. The maximum number of shares of common stock issuable under the plan may not exceed 4,000,000 shares, in the aggregate. The plan generally provides, among other things, that options are granted at exercise prices not lower than the market value of the shares on the date of grant and that options granted must be exercised within ten years. Shares under options that expire or are cancelable are available for subsequent grant.
      Eligibility. Employees, officers, consultants and directors of us or any of our subsidiaries, as determined by the board or a committee thereof, are eligible to receive benefits under the plan.
      SARs. Stock appreciation rights, or SARs, granted under the plan provide the holder the right to receive the difference between the market value of our common stock on the date of exercise and the grant price per share of the SAR.

      Restricted Shares. An award of restricted shares involves the immediate transfer of shares of our common stock to a participant subject to such performance criteria and payment terms as are determined by the board or a committee thereof in its discretion.
      Dividend Equivalents. An award of dividend equivalents shall entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an award, as determined by the board or a committee thereof. The dividend equivalents may be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock.
      Other Stock-Based Awards. The board or a committee thereof may grant such other awards that are payable in shares of common stock.
Series B Out-Performance Program
      UDR LP has outstanding an aggregate of 1,000,000 of its Class II Out-Performance Partnership Shares that it sold to UDR Out-Performance II, LLC (the “Series B LLC”). The Series B LLC currently has outstanding a total of 690,000 of its membership units held by members of our senior management. The Series B LLC is a limited liability company formed and owned by the holders of the membership units and governed by a board of managers consisting of Messrs. Klingbeil, Larson, Toomey and Wallis.
      In fiscal 2004, the Series B LLC sold 30,000 and 50,000 units to Mr. Giannotti and Michael J. Kelly, respectively, at a cash price of $1.00 per membership unit. The Series B LLC currently has 310,000 units available for issuance.
CERTAIN BUSINESS RELATIONSHIPS
Indebtedness of Management to the Company
      The executive officers listed in the table below were indebted to us for shares of common stock they purchased pursuant to the Officer’s Stock Purchase and Loan Plan. The table indicates the largest amount of the indebtedness outstanding during fiscal 2004 and the amount outstanding as of March 1, 2005. As provided in the Officer’s Stock Purchase and Loan Plan, such indebtedness bore interest at a rate of 7% per annum.

	Maximum Indebtedness	Indebtedness at
	During 2004	March 1, 2005

Richard A. Giannotti	$142,862	$—
Patrick S. Gregory	71,378	—
Other non-executive officers	171,126	—
Former employees	80,943	—

Total	$466,309	$—

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Our Compensation Committee is responsible for developing and administering compensation programs for (1) executive officers, including base salaries, annual incentives and long-term incentive plans, and (2) long-term incentive compensation plans for all associates.
      The Compensation Committee, which is composed of independent members of our board of directors, administers the company’s executive compensation policy, in consultation with our CEO. The Compensation Committee generally makes its final compensation decisions for each fiscal year after the end of that fiscal year including determining bonuses, which consist of a combination of cash and restricted stock, and long-term incentive awards, if any. Also, at or around the end of the fiscal year, base salaries and criteria for annual incentive and long-term incentive compensation are set for the following fiscal year.
      The company periodically engages a nationally recognized consulting firm to assist it and the Compensation Committee in developing a compensation program for our executive officers and other key employees. In addition, the Compensation Committee considers recommendations from management and reviews information concerning compensation offered by other companies in the REIT industry, as well as other publicly traded companies similar in size and growth rate to the company.
Compensation Design and Philosophy
      Our compensation programs are designed to further our primary goals of equitable compensation and increasing dividend income and share price appreciation by providing economic motivation to our executive officers and other key employees. More specifically, our compensation program seeks to:

•	provide appropriate incentives for the executives while aligning their interests with those of our stockholders,

•	attract and retain management talent by providing compensation competitive with other publicly and privately held real estate investment companies, and

•	focus executives on current and long-term business objectives and critical issues.
Principal Components of Executive Compensation
      Compensation of our executive officers is comprised of three components: (1) base salary, (2) annual incentive compensation (bonuses), and (3) long-term incentive compensation.
      Base Salary. The Compensation Committee targets the base salary for our executive officers at the 50th percentile of the competitive market. The Compensation Committee annually reviews and determines the base salary of our executive officers. The base salaries are based upon a number of different factors, including the executive’s individual performance, responsibilities and the market.
      Annual Incentive Compensation. Annual incentive compensation (bonuses) is tied to company performance and the degree to which our executives’ individual objectives are achieved and is designed to bring our executives’ total compensation to approximately equal to industry averages when performance objectives are met and to the upper percentile when performance is superior. The primary corporate objectives considered in determining annual incentive compensation for our executive officers are: (1) growth in funds from operations per share, or FFO, (2) our total return to common stockholders compared to other REITs as shown on the performance graph in this proxy statement, (3) our balance sheet strength and flexibility, (4) growth of dividend, and (5) key company objectives. With respect to other senior management, our CEO establishes performance measures and targets, that vary based on company, departmental and personal performance objectives.
      Long-Term Incentives. Long-term incentive compensation is targeted to be approximately equal to industry averages when performance objectives are met and to be above industry averages when the long-term performance of our common stock is above average. During fiscal 2004, the components of our long-term incentive compensation were the 1999 Long-Term Incentive Plan and the Series B Out-Performance Program. The Compensation Committee determines long-term incentive compensation in consultation with its independent consultant and our CEO. Each of these programs is intended to align the interests of our executive officers with those of our stockholders.
      The Compensation Committee considers the Out-Performance Programs and the 1999 Long-Term Incentive Plan to be the principal methods of retaining key members of senior management and incentivising them to focus on increasing dividend income and share price appreciation.

      Periodic Review. The Compensation Committee reviews the annual incentive compensation and long-term incentive compensation with the assistance of its independent consultant, at least annually to ensure that the key elements continue to meet the company’s objective of enhancing the alignment of our executive officers’ interests with those of our stockholders.
Compensation of Chief Executive Officer
      The Compensation Committee makes a recommendation to the board of directors, in consultation with its independent consultant and our CEO, and the non-employee directors meet each year in executive session to evaluate the performance of our CEO and determine and approve our CEO’s compensation.
      In determining Mr. Toomey’s compensation in 2004, the Compensation Committee reviewed comparative financial and pay data of selected peer companies in the REIT industry, including compensation packages provided to CEOs of similar companies. Based on this determination and discussions with Mr. Toomey, the Compensation Committee established Mr. Toomey’s annual base salary at $450,000, effective April 1, 2004. For comparative purposes, Mr. Toomey’s salary is at the 50th percentile for CEOs of our peer REIT comparison group.
      In March 2005, the Compensation Committee awarded Mr. Toomey a bonus of $1,250,000 for fiscal 2004 payable in the form of a grant of 44,743 shares of restricted common stock, which shares vest on February 18, 2009, and cash of $250,000. The primary factor considered by the Compensation Committee in determining the bonus amount was Mr. Toomey’s significant contributions to the overall performance of our business during the past year as evidenced, in part, by the following achievements:

•	a Total Stockholder Return, or TSR, of 37.4% for fiscal 2004,

•	our Dividend Growth was second highest in our peer REIT comparison group,

•	a rating upgrade to Baa2 on the company’s senior unsecured debt and an upgrade to Baa3 on our preferred stock by Moody’s Investors Service,

•	a fixed charge ratio of 2.3x, which ranked in the top quarter of our peer REIT comparison group,

•	in fiscal 2004 our composite performance in the following categories ranked in the top quartile of our peer REIT comparison group:

•	Total Stockholder Return;

•	Improvement in Earnings Multiple;

•	Improvement in Fixed Charge;

•	Dividend Growth; and

•	FFO Payout Rate
      The Compensation Committee also reviewed the perquisites and other compensation paid to our CEO for fiscal 2004, and found these amounts to be reasonable.
Other Executive Compensation
      Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO. After such consultation, the Compensation Committee sets the base salaries for the year for these executive officers and approves salary ranges for other executive officers based upon salaries paid for similar positions within the real estate and REIT industry (with an emphasis on the multi-family sector) as published in industry statistical surveys and the proposed base salary relative to that of the other executive officers.
      In setting executive officer salaries, our CEO and the Compensation Committee consider the individual officer’s qualifications, past performance and potential for future contributions and the market. In accordance with our stated compensation philosophy, in April we increased the executive officers’ base salaries for fiscal 2004 so that they were generally within the 50th percentile range of the base salary of selected peer companies in the REIT industry.
      Annual incentive awards to these executives were recommended by our CEO and reviewed and approved by the Compensation Committee. Primary considerations were FFO growth, TSR growth, improvements in the balance sheet, dividend growth, as well as the assessed contribution of these individual executives to the company’s performance.
Long-Term Compensation

Series B Out-Performance Program
      During fiscal 2004, the Series B LLC sold 80,000 membership units to members of our senior management. The sale of membership units was made pursuant to our Series B Out-Performance Program, which was approved by our stockholders at our 2003 Annual Meeting of Stockholders. After giving effect to such sales, 690,000 membership units of the Series B LLC are outstanding and held by members of our senior management, with 310,000 currently available for issuance. The Series B Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants’ investment at risk if those levels are not exceeded.
      The membership units have the following features:

•	They represent equity in UDR LP and were sold at a cash price of $1.00 per unit to the purchasers.

•	The purchase price for the membership units was determined by the Compensation Committee based on the advice of an independent valuation expert.

•	If a holder of membership units leaves our employ prior to the completion of the performance period and the vesting of the membership units, the Series B LLC has the right, but not the obligation, to repurchase the membership units for the initial price paid by the purchaser. Should the Series B LLC choose to resell those membership units, the purchase price will be determined by the Compensation Committee based upon the advice of an independent valuation expert.

•	The membership units will have no value unless the cumulative total return on our common stock for the 24-month period from June 1, 2003 to May 31, 2005 exceeds the cumulative total return of the Morgan Stanley REIT Index peer group index over the same period and is at least the equivalent of a minimum 22% total return or 11% annualized. (As of March 1, 2005 the cumulative total of the Morgan Stanley REIT Index was 53.72% and cumulative total return on our common stock was 45.29%.)
      If the cumulative total return on our common stock satisfies the above performance criteria at the conclusion of the measurement period, the holders of the membership units will receive distributions and allocations of income and loss from UDR LP based on the number of membership units in the Series B LLC. If on the Valuation Date the cumulative total return on our common stock does not satisfy the performance criteria, the holders of the membership units will forfeit their initial investment.
Compensation Deductibility Policy
      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

      Our 1999 Long-Term Incentive Plan has been designed to qualify as a “performance-based” plan and, therefore, compensation realized in connection with this plan is fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.
      The foregoing policies and programs are subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

COMPENSATION COMMITTEE
Jon A. Grove, Chairman
Eric J. Foss
James D. Klingbeil
Mark J. Sandler
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
      To the company’s knowledge, based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that, during fiscal 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, except as follows: (1) Dr. Lynne B. Sagalyn erroneously reported on a previous Form 4 that she no longer beneficially owned 500 shares of common stock, which error was corrected in an amendment to the Form 4 filed February 16, 2005, and she erroneously overreported the number of shares of common stock beneficially owned by her husband by 100 shares in a previous Form 4, which error was corrected in an amendment to the Form 4 filed on February 14, 2005; (2) Mark J. Sandler erroneously underreported the number of shares of common stock beneficially owned by him by 1,000 shares in a previous Form 4, which error was corrected in a Form 5 filed on February 14, 2005, and (3) Mary Ellen Norwood inadvertently failed to report the acquisition of 515 shares of common stock by her husband on January 9, 2003, which transaction was reported on a Form 5 filed on February 14, 2005.

COMPARISON OF CUMULATIVE TOTAL RETURNS
      The following graph provides a comparison from December 31, 1999 through December 31, 2004 of the cumulative total stockholder return (assuming reinvestment of any dividends) among the company, the NAREIT Equity REIT Index, Standard & Poor’s 500 Stock Index (the “S&P 500 Index”), the NAREIT Equity Apartment Index and the Morgan Stanley REIT Index. The graph assumes that $100 was invested on December 31, 1999, in each of our common stock and the indices presented. Historical stock price performance is not necessarily indicative of future stock price performance.

	December 31,

	1999	2000	2001	2002	2003	2004

United Dominion Realty Trust, Inc.	$100	$121.11	$175.45	$214.57	$268.94	$369.47
NAREIT Equity REIT Index	$100	$126.37	$143.97	$149.47	$204.98	$269.70
S&P 500 Index	$100	$90.90	$80.09	$62.39	$80.29	$89.02
NAREIT Equity Apartment Index	$100	$135.49	$147.24	$138.21	$173.43	$233.65
Morgan Stanley REIT Index	$100	$126.81	$143.08	$148.30	$202.79	$266.64
      The NAREIT Equity Apartment Index and NAREIT Equity REIT Index are published by The National Association of Real Estate Investment Trusts, or NAREIT. Index data reflects monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity apartment REITs and equity REITs, including the company, listed on the New York Stock Exchange, the American Stock Exchange or traded in the NASDAQ National Market System. The Morgan Stanley REIT Index is a total-return index comprised of the most actively traded REITs and is designed to be a measure of real estate equity performance.

AUDIT COMMITTEE REPORT
      The Audit Committee assists the board of directors in its general oversight of our financial reporting, internal control and audit functions and risk management. The Audit Committee has the sole responsibility for the appointment, compensation and oversight of our independent auditors.
      Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
      The Audit Committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our independent auditor included in their report on our financial statements. The Audit Committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditor do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”
Review with Management
      The Audit Committee has reviewed and discussed our audited financial statements with management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.
Review and Discussions with Independent Accountants
      During fiscal 2004, the Audit Committee held seven meetings. We also met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls. In addition, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2004 and held discussions with management and Ernst & Young LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, which includes, among other items, matters related to the conduct of the audit of our financial statements and matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with Ernst & Young LLP their independence from the company. In addition, the Audit Committee has also considered whether the provision of those services set forth in the table below are compatible with Ernst & Young LLP maintaining its independence from the company.
      In reliance on the reviews and the meetings, discussions and reports noted above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE
Robert P. Freeman, Chair
Lynne B. Sagalyn
Mark J. Sandler
Robert W. Scharar
Audit Fees
      The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP, the company’s independent auditing firm, for the following services during fiscal 2004 and fiscal 2003.

Description of Services	2004	2003

Audit Fees(1)	$1,621,190	$809,850
Audit-Related Fees(2)	8,500	26,500
Tax Fees(3)	263,053	441,747
All other fees(4)	—	25,000

Total	$1,892,743	$1,303,097

(1)	Audit fees consist of fees for the audit and review of the company’s consolidated financial statements, acquisition audits, statutory audits, comfort letters, consents, debt covenant letters and assistance with and review of documents filed with the SEC. A total of $374,900 of the Audit Fees was for Ernst & Young LLP’s review of the effectiveness of the company’s internal control over financial reporting.

(2)	Audit-related fees consist of fees for audit-related fees for partnership and benefit plan audits, review of proxy materials, accounting advice in connection with specific transactions, internal control reviews, and various attestation engagements.

(3)	Tax fees consist of fees for tax compliance, tax advisory services (1031 and state planning), and tax planning.

(4)	All other fees consist of $25,000 for an accounts payable project for fiscal 2003.
Pre-Approval of Audit and Non-Audit Services
      The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the company by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2004 were approved by the Audit Committee in accordance with the procedures described below.
      The Audit Committee reviews at its meetings audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair, or an alternate member of the Audit Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Audit Committee. Pre-approvals by the Chair or alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.
      In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee or its delegate, a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal 2004. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal 2005. We expect that a representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions from stockholders.
Vote Required and Board of Directors’ Recommendation
      Although it is not required to do so, the board of directors is submitting the Audit Committee’s selection of our independent auditors for ratification by the stockholders at the meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal. In the event the stockholders do not ratify this appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.
      Our board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2005.
PROPOSAL NO. 3
APPROVAL OF THE NEW OUT-PERFORMANCE PROGRAM, INCLUDING
THE SERIES C OUT-PERFORMANCE PROGRAM, AND AN AMENDMENT TO THE SERIES A OUT-PERFORMANCE PROGRAM TO ALLOW PARTICIPANTS TO TRANSFER INTERESTS TO THE COMPANY OR IN EXCHANGE FOR INTERESTS IN SUBSEQUENT OUT-
PERFORMANCE PROGRAMS
Background
      We compete for management talent with both public and private real estate investment vehicles and constantly review compensation structures and practices in an effort to remain competitive. Our compensation programs are designed to further our primary goal of increasing dividend income and share price appreciation. Our board of directors intends for these goals to be the primary economic motivation of our executive officers and other key employees.
      Our board of directors believes that it is in the best interest of our stockholders to retain a management team that has a meaningful equity stake in the long-term success of our company. Our board of directors does not view stock options as an effective long-term incentive vehicle, due in part to the relatively low historical stock price appreciation in the REIT industry, and therefore does not plan to make grants of stock options to our executive officers. Our out-performance programs and the 1999 Long-Term Incentive Plan currently represent the primary long-term incentive programs for our executive officers and other key employees.
      The board of directors is recommending that the stockholders approve the New Out-Performance Program pursuant to which certain of our executive officers and other key employees may be given the opportunity to invest in performance shares of UDR LP, a Delaware limited partnership in which we are the sole general partner. The first series of new out-performance partnership shares, or “New OPPSs,” to be issued under the New Out-Performance Program will be the Series C Out-Performance Partnership Shares, or “Series C OPPSs,” which are described in more detail below.
      The board of directors is also recommending that the stockholders approve an amendment to the Series A Out-Performance Program to allow the participants to sell interests under our Series A Out-Performance Program to the company or to exchange the Series A OPPSs for interests in subsequent out-performance programs, such as the Series C OPPSs or the New OPPSs.
      A vote to approve this Proposal No. 3 shall be deemed to be a vote to approve the New Out-Performance Program, to approve the Series C Out-Performance Program, and to approve the amendment to the Series A Out-Performance Program to allow the participants to sell Series A OPPSs to the company or to exchange the Series A OPPSs for interests in the Series C OPPSs or the New OPPSs, all as described in more detail below.
New Out-Performance Program
      Like the Series A Out-Performance Program approved by our stockholders in 2001 and the Series B Out-Performance Program approved by our stockholders in 2003, the New Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants’ investment at risk if the targeted levels are not exceeded. The New Out-Performance Program will be administered by the Compensation Committee. Members of our board of directors who are not our employees are not eligible to participate in the New Out-Performance Program.

Terms of New OPPSs
      The company’s performance for each series of New OPPSs under the New Out-Performance Program will be measured over a period to be determined by the Compensation Committee with respect to each such series (the “Measurement Period”). The New LLC that holds such series of New OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those units prior to the date, referred to as the “Valuation Date,” that is the earlier of (i) the expiration of the Measurement Period for such series of New OPPSs, or (ii) the date of a change of control of our company (defined as a “Transaction” in UDR LP’s Amended and Restated Agreement of Limited Partnership).
      Each series of New OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the threshold return during the Measurement Period for such series was achieved. If the threshold return is met, holders of such series of New OPPSs will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on the similar number of limited partnership interests in UDR LP, referred to as “OP Units.”
      For each series of New OPPSs, the total payout, if any, under each such series of New OPPSs will be capped at 1% of Market Capitalization. “Market Capitalization” is defined as the average number of shares of our company outstanding (including common stock, common stock equivalents and OP Units) over the measurement period for each respective series of New OPPSs multiplied by the daily closing price of our common stock.
      If, on the respective Valuation Date, the threshold return does not meet the minimum return, then holders of each of such series of New OPPSs will forfeit their initial investment.

Participation in New OPPSs
      It is important to recognize that any executive officer or other key employee who is provided the opportunity to participate in the New OPPSs is under no obligation to exercise that right. Each New LLC will have the right, but not the obligation, to repurchase units from members whose employment with the company terminates and such units may be re-sold by such New LLC to selected executive officers or other key employees of the company. If some of those eligible to participate elect not to participate in a particular series of New OPPSs, the remaining units of such series of New OPPSs shall be retained by UDR LP and may be offered in the future to existing participants or other executive officers or key employees.
      If the New Out-Performance Program is approved by our stockholders, we may issue up to one series of New OPPSs per year for the next five years, beginning with the Series C OPPSs described below. Each series of New OPPSs will have the same terms and conditions as New OPPSs of the same series but may have different terms than New OPPSs of a different series. Each series of New OPPSs will be issued by UDR LP to a separate limited liability company, referred to in this proxy statement as a New LLC, to be formed for the benefit of selected executive officers and other key employees who agree to invest in that series of New OPPSs. The participants contribute funds or offer other consideration to purchase interests in such New LLC and will indirectly participate in such series of New OPPSs on the basis of each participant’s investment in the corresponding New LLC. The purchase price for each series of New OPPSs will be set by the Compensation Committee based upon the advice of an independent valuation expert. The board of directors expects that the specific features of the New OPPSs, the designation of executive officers and other key employees as potential participants and the level of participation of each participant may vary from series to series of New OPPSs. The board of directors anticipates that interests under an outstanding OPPSs program may also be tendered to the company for purchase or exchanged in payment for a participant’s investment in any subsequent out-performance programs. (Any such exchange will be based on the fair market value at the time as determined by an independent valuation expert.)

New LLC Governance and Restrictions on Transfer
      Except as described below, no series of New OPPSs may be transferred by a New LLC without the approval of the managers of such New LLC, who are expected to be the two largest participants in such New LLC, as long as they are employees of our company, and two or more representatives of the independent directors of our board of directors. New OPPSs of any series may only be transferred by such New LLC without the consent of the managers of such New LLC after targeted returns have been achieved and the measurement period for such series of New OPPSs has passed. Once the series of New OPPSs has vested, an individual may exchange its interest in such series for an equivalent number of OP Units. Participants in the New Out-Performance Program may transfer New OPPSs or OP Units received to a family member (or a family-owned entity), in the event of death or disability, sell them to the company or exchange them for interests in subsequent out-performance programs. (Based on fair market value at the time as determined by an independent valuation expert.)
      The terms of the operating agreement of each New LLC will restrict the participants’ ability to transfer their interests in the New LLC without the consent of the managers of such New LLC. Each New LLC will have the right, but not the obligation, to repurchase the interest of any participant in such New LLC at the original purchase price if prior to the end of the Measurement Period such participant’s employment with our company is terminated for any reason other than by death or disability and such units may be retained or re-sold by such New LLC to selected executive officers or other key employees of the company. Each New LLC will be used as a vehicle to purchase such New OPPSs to ensure that there would be no opportunity for the participants to profit from the ownership of those New OPPSs of such series prior to the Valuation Date.
      The New OPPSs will not be convertible into shares of our common stock. However, in the event of a change of control of our company, each New LLC or any participant that holds any New OPPSs will have the same redemption rights as other holders of OP Units. Upon the occurrence of a change of control, each New LLC or participant that holds New OPPSs may require UDR LP to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of the company’s common stock at the time of redemption. However, in the event that any units are tendered for redemption, the limited partnership’s obligation to pay the redemption price will be subject to the prior right of us to acquire such units in exchange for an equal number of shares of common stock.

Possible Negative Effects of the New OPPSs
      Although we do not believe that the sale of the New OPPSs will have an antitakeover effect, the New OPPSs could increase the potential cost of acquiring control of our company and thereby discourage an attempt to take control of our company. However, our board of directors is not aware of any attempt to take control of our company, and our board of directors has not approved the sale of the New OPPSs with the intention of discouraging any such attempt.
      If with respect to any series of New OPPSs, the threshold return over the Measurement Period is achieved, then the New LLC that holds such series of New OPPSs will be entitled to receive the same distributions and allocations as the holder of a similar number of OP Units of UDR LP. This could have a dilutive effect on future earnings per share of our common stock and on our equity ownership in UDR LP. However, the dilutive impact of each series of New OPPSs will be limited to 1.0%.
Series C Out-Performance Program

Terms of the Series C OPPSs
      If the New Out-Performance Program is approved by the stockholders, the first series of New OPPSs that will be issued under the program will be the Series C OPPSs. The principal terms of the Series C OPPSs that we intend to offer to participants in 2005 are the principal terms set forth above in the description of the New OPPSs under the New Out-Performance Program.

Participants
      For the Series C OPPSs, participation rights will be approximately as follows:

Percentage of Units
Participant	to be Offered

Thomas W. Toomey	25-33%
W. Mark Wallis	10-12%
Christopher D. Genry	10-12%
Martha R. Carlin	8-10%
Richard A. Giannotti	8-10%
Rodney A. Neuheardt	5-8%
Scott A. Shanaberger	5-8%
Mark E. Wood	5-8%
Patrick S. Gregory	5-8%
Lester C. Boeckel	5-8%
Michael J. Kelly	5-8%
Thomas A. Spangler	5-8%
Matthew T. Akin	5-8%
Other Executive Officers as a Group	5-8%
Non-Executive Officers as a Group	0%

Purchase Price
      The purchase price for the Series C OPPSs has been determined by the Compensation Committee to be $750,000, assuming 100% participation, and was based upon the advice of an independent valuation expert. The valuation took into account that any investment in the Series C OPPSs will become worthless if the targeted Total Return is not achieved. The value of the Series C OPPSs also has been discounted significantly because of the restrictions on transfer and the limited redemption rights provided for with respect to the Series C OPPSs.

Subscription
      It is important to recognize that any executive officer or other key employee who is provided the opportunity to invest is under no obligation to exercise that right. The Series C OPPSs must be initially subscribed within 60 days of stockholder approval, if obtained. However, the New LLC that will hold the Series C OPPSs has the right, but not the obligation, to repurchase units from members whose employment with the company terminates and such units may be retained or re-sold by the New LLC to selected executive officers or other key employees of the company. If some of those eligible to participate elect not to participate, the remaining OPPSs may be reoffered in the future to existing participants or other executive officers or key employees.

Measurement Period
      The company’s performance for the Series C OPPSs will be measured over a 36-month period beginning June 1, 2005. The New LLC that holds the Series C OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date, referred to as the “Valuation Date,” that is the earlier of (i) the expiration of the measurement period for the series (May 30, 2008), or (ii) the date of a change of control of the our company (defined as a “Transaction” in UDR LP’s Amended and Restated Agreement of Limited Partnership).

Payments to Participants
      The Series C OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the cumulative Total Return of our common stock during the measurement period is at least the equivalent of a 36% Total Return or 12% annualized (the “Minimum Return”).
      If the threshold is met, holders of the Series C OPPSs will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on a similar number of interests in UDR LP, referred to as “OP Units,” obtained by:

(i) determining the amount by which the cumulative Total Return of our common stock over the measurement period exceeds the Minimum Return (such excess being the “Excess Return”);

(ii) multiplying 2.0% of the Excess Return by our Market Capitalization; and

(iii) dividing the number obtained in clause (ii) by the market value of one share of our common stock on the Valuation Date, computed as the volume-weighted average price per day of our common stock for the 20 trading days immediately preceding the Valuation Date.

      For the Series C OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 1% of Market Capitalization. “Market Capitalization” is defined as the average number of shares outstanding over the 36-month period (including common stock, common stock equivalents and OP Units) multiplied by the daily closing price of our common stock.
      “Total Return” means, for any security and for any period, the cumulative total return for such security over such period, assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date, computed by taking the market value of the accumulated shares at the end of the period (including fractional shares acquired with dividend proceeds) and dividing by the market value of a share at the beginning of the period.

Forfeiture of Investment
      If, on the Valuation Date, the cumulative Total Return of our common stock does not meet the Minimum Return and there is no Excess Return, then holders of Series C OPPSs will forfeit their initial investment.

Examples of the Value of Series C OPPSs
      The following table illustrates the value of the Series C OPPSs under different share prices and Total Returns at the Valuation Date, assuming the starting price of our common stock for the valuation period was $22.00.

	Value to Stockholders
			Value of Series C
	UDR Total	Stockholder Value	OPPSs
Stock Price at Valuation Date	Return (1)	Achieved(2)	to Participants(3)

		(Million)	(Million)
$23.00	21.59%	$173	$—
$24.00	26.14	324	—
$25.00	30.68	475	—
$26.00	35.23	625	—
$27.00	39.77	776	2.81
$28.00	44.32	927	6.29
$29.00	48.86	1,078	9.91
$30.00	53.41	1,229	13.67
$31.00	57.95	1,380	17.56
$32.00	62.50	1,531	21.59
$33.00	67.05	1,682	25.76
$34.00	71.59	1,833	30.07
$35.00	76.14	1,984	34.51
$36.00	80.68	2,135	39.09
$37.00	85.23	2,286	43.80

(1)	Total Return to our stockholders, assuming a 3% dividend growth rate.

(2)	Total Return multiplied by beginning market capitalization of $3.3 billion (based on 150,000,000 outstanding shares of common stock, common stock equivalents and OP Units, and an assumed per share price of $22.00 at the beginning of the Series C OPPSs).

(3)	Out-Performance stockholder value multiplied by management participation of 2% subject to 1% dilution limit.
      The numbers used in the table are for illustrative purposes only, and actual outcomes may not be within the ranges used. The results set forth in the table may be affected by the market value of our common stock during any Measurement Period, general economic conditions, local real estate conditions and our dividend policy.
Amendment to the Series A Out-Performance Program to Allow Participants to Transfer Interests to the Company or in Exchange for Interests in Subsequent Out-Performance Programs
      The Series A Out-Performance Program was approved by our stockholders at our 2001 Annual Meeting of Shareholders. A total of 1,187,000 membership units of the Series A LLC are outstanding and held by our executive officers and other key employees. Like the Series B Out-Performance Program, the Series A Out-Performance Program was designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeded targeted levels, while putting the participants’ investment at risk if those levels were not exceeded. The Series A OPPSs vested in June 2003.
      The Series A Out-Performance Program, as approved by our stockholders in 2001, permitted individuals to transfer Series A OPPSs only to a family member or a family-owned entity or in the event of death or disability. These restrictions on transfer currently provide limited liquidity for the holders of interests in the Series A Out-Performance Program and they do not allow such holders to tender their

Series A OPPSs as consideration for their investment in a subsequent out-performance program. We are seeking stockholder approval to amend the Series A Out-Performance Program to allow the participants to sell the Series A OPPSs to the company or to exchange the Series A OPPSs for interests in subsequent out-performance programs, with the prior written consent of the board of managers of UDR Out-Performance I, LLC, based on the fair market value at the time of sale or exchange as determined by an independent valuation expert. UDR Out-Performance I, LLC is a limited liability company owned by members of our senior management and other key employees whose current board of managers is comprised of two of our independent directors and two members of our senior management.
      Participating in an out-performance program can involve a significant upfront cash investment by a participant, which many participants may not have and cannot fund out of existing assets or without borrowing or without selling the participant’s existing shares of our common stock. We believe that requiring participants to pay cash upfront as the only means of participating in an out-performance program has limited the attractiveness and participation by some of our executives and other key employees in subsequent out-performance programs. Amending the Series A Out-Performance Program to allow participants to sell the Series A OPPSs to the company or to exchange the Series A OPPSs for interests in subsequent out-performance programs will allow the Series A participants to participate in subsequent out-performance programs, such as the New Out-Performance Program, by tendering the Series A OPPSs, instead of cash, as consideration for their investment in the subsequent out-performance program. The value of the interest in the Series A Out-Performance Program that are exchanged for interests in a subsequent out-performance program will be determined based on the fair market value at the time as determined by an independent valuation expert. We believe that this amendment to the Series A Out-Performance Program is in the best interests of our company and our stockholders because it will give our board of directors additional flexibility in structuring equity-linked compensation for our management.
Vote Required and Board of Directors’ Recommendation
      The affirmative vote of a majority of the votes cast at the meeting will be required to approve the New Out-Performance Program, including the Series C Out-Performance Program, and an amendment to the Series A Out-Performance Program to allow the participants to transfer interests to the company or in exchange for interests in subsequent out-performance programs, provided the total votes cast on the proposal represents over 50% in interest of all shares of our stock entitled to vote on the proposal.
      Our board of directors recommends that the stockholders vote “FOR” the proposal to approve the New Out-Performance Program, including the Series C Out-Performance Program, and an amendment to the Series A Out-Performance Program to allow the participants to transfer interests to the company or in exchange for interests in subsequent out-performance programs.
PROPOSAL NO. 4
AUTHORITY TO CREATE AND ISSUE A NEW SERIES OF PREFERRED STOCK TO GIVE VOTING RIGHTS TO HOLDERS OF OP UNITS
Background
      We compete with other real estate investors to acquire properties. These competitors include individuals, insurance companies, pension and investment funds, developer partnerships, investment companies and other apartment REITs. In order to remain competitive, we constantly review our acquisition structures and practices. Our merger and acquisition structures are designed to further our primary goal of increasing dividend income and share price appreciation.

Acquisition Structures
      There are several options available to a property seller, both taxable and tax deferred upon the sale of a property. If a property owner sells a property for cash or shares of a real estate investment vehicle or a real estate investment trust (“REIT”), the transaction is fully taxable to the property owner. An alternative is for a property owner to contribute a property or properties to an operating partnership of a REIT in exchange for operating partnership units and therefore defer all or a substantial portion of the taxable gain.
      In such a transaction, the property owner contributes the property at an agreed value to the operating partnership in exchange for limited partnership interests (referred to in this proxy statement as “OP Units”) rather than for cash. Each OP Unit receives annual distributions equal to or greater than the dividend on a REIT’s common stock and are exchangeable at the holder’s election for a share of REIT common stock. Under this structure, a property owner receives a number of benefits including: (i) immediate diversification of its holdings by swapping the property for an interest in the REIT’s much larger portfolio of assets; (ii) cash flow in the form of distributions on account of the OP Units; (iii) liquidity, since the property owner can exchange its OP Units for REIT shares and sell them on the market; and (iv) tax deferral.
Our Operating Partnerships
      As noted above in competing for acquisitions, we offer both cash and/or OP Units of UDR LP or Heritage Communities L.P., in which we serve as the general partner and which are referred to in this proxy statement as the “Operating Partnerships.” At March 1, 2005, there were 9,954,231 OP Units and 344,448 OP Units in UDR LP and Heritage Communities L.P., respectively, that were owned by limited partners.
      The holder of OP Units in UDR LP has the right to require UDR LP to redeem all or a portion of the OP Units held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, UDR LP’s obligation to pay the cash amount is subject to the prior right of the company to acquire such OP Units in exchange for either the cash amount or shares of our common stock. The holder of the OP Units in Heritage Communities L.P. has the right to exchange all or a portion of the OP Units held by the holder for shares of our common stock.
      Although the holders of the OP Units in UDR LP have the right to receive economic distributions from UDR LP that are equal to or greater than the dividends on our common stock, unless and until their OP Units are redeemed and only if the company chooses to acquire such OP Units in exchange for shares of our common stock, such holders do not receive other intangible benefits of stock ownership such as the right to vote on matters submitted to our stockholders.
Benefits of Voting Rights
      Our board of directors believes that it is in the best interest of our stockholders to attempt to better align the interests of our OP Unitholders with the interests of our stockholders. We believe that granting our OP Unitholders the opportunity to vote together with the holders of our common stock on matters submitted to our securityholders will be beneficial. Additionally, our management believes that granting voting rights to our OP Unitholders will enhance the attractiveness of OP Units and allow us to compete more effectively for acquisitions.
      Our board of directors believes that it is in the best interest of our stockholders to enable the company to issue current and future OP Unitholders one share of preferred stock for each OP Unit. If the OP Unitholder elects to subscribe for and purchase the preferred stock, it will enable the holders of the OP Units to vote together with the holders of our common stock on matters submitted to our securityholders. To this end, the board of directors is recommending that the stockholders approve the creation and issuance of up to 20,000,000 shares of a new series of preferred stock, which will be designated “Series F Preferred Stock,” as described herein. The Series F Preferred Stock would give the holders of the OP Units the same voting rights as our common stock, but otherwise the Series F Preferred Stock would not entitle its holders to any other rights, privileges or preferences. If issued, each share of the Series F Preferred Stock would give the holders of the OP Units the right to one vote per share. Each existing and future holder of OP Units would be offered the right, but not the obligation, to subscribe for and purchase such number of shares of Series F Preferred Stock equal to the number of OP Units held by such holder. If this proposal is approved, we will create the Series F Preferred Stock and offer the shares to existing and future holders of the OP Units, subject to the limitations set forth herein.
Material Terms of Preferred Stock for OP Unitholders
      The following summarizes certain terms of the Series F Preferred Stock. We have attached as Appendix B to this proxy statement the form of the Articles Supplementary establishing the Series F Preferred Stock. If this proposal is approved by the stockholders at the meeting, the Articles Supplementary will become effective at the time they are accepted for record by the State Department of Assessments and Taxation of the State of Maryland. This discussion is qualified in its entirety by, and you should read it in conjunction with, the form of Articles Supplementary attached hereto.

Voting Rights
      The Series F Preferred Stock will vote together with our common stock (and other capital stock of the company eligible to vote) as a single class, and the holders of the Series F Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holder of each share of Series F Preferred Stock shall have the right to cast one vote per share. The Series F Preferred Stock will have no right to vote as a separate class.

Dividends
      No dividends shall accrue or be paid on the Series F Preferred Stock.

Conversion
      The Series F Preferred Stock is not convertible into shares of our common stock.

Redemption
      The holders of the Series F Preferred Stock shall not have any right to redeem the Series F Preferred Stock. Each share of the Series F Preferred Stock shall automatically be redeemed by us for no consideration without notice to the holder and without further action by us if the underlying OP Unit is no longer outstanding.

Restrictions on Transfer
      The offering of the Series F Preferred Stock will be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. Offers will be limited to holders of OP Units, who will constitute a limited number of sophisticated investors familiar with the business and operations of our company, and will not involve a general solicitation or advertising. Resales of the Series F Preferred Stock will not be permitted unless registered (or exempt from registration) under the Securities Act, and each certificate evidencing Series F Preferred Stock will carry a restrictive legend. In addition, the Series F Preferred Stock may not be transferred or assigned unless in connection with the transfer or assignment of the underlying OP Units or unless the new holder executes a voting agreement requiring the new holder to vote in accordance with our management’s recommendations. There is no established trading market for either the OP Units or the Series F Preferred Stock and we do not intend to list either on an exchange or automated quotation system.

Purchase Price
      Each share of the Series F Preferred Stock will be offered and sold at a purchase price of $.0001.
Limitations on Ownership of the Series F Preferred Stock; Ownership of Management
      We may offer and issue shares of the Series F Preferred Stock only to existing and future holders of OP Units. Ownership of the Series F Preferred Stock will be limited to holders that are not entities owned or controlled by us. However, as of March 1, 2005, Mr. Klingbeil held 2,540,072 OP Units and certain executive officers of our company held a total of 1,451,022 OP Units, as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 13 of this proxy statement. Our directors and executive officers may acquire additional OP Units in the future. If this Proposal No. 4 is approved by our stockholders at the annual meeting, we will offer and issue shares of the Series F Preferred Stock to our directors and executive officers who hold OP Units and who subscribe for Series F Preferred Stock. Shares of Series F Preferred Stock acquired by our directors and executive officers will increase the number of votes such directors and executive officers will have with respect to matters submitted to a vote of our stockholders.
Possible Negative Effects of the Series F Preferred Stock
      Although we do not believe that the issuance of Series F Preferred Stock will have an antitakeover effect, the Series F Preferred Stock could increase the percentage of shares of our company eligible to vote controlled by our management and our board of directors and thereby could discourage an attempt to take control of our company. However, our board of directors is not aware of any attempt to take control of our company, and our board of directors has not approved the sale of the Series F Preferred Stock with the intention of discouraging any such attempt.
Information Regarding Our Authorized Shares of Preferred Stock
      Our Amended and Restated Articles of Incorporation currently authorizes the issuance of 50,000,000 shares of preferred stock without par value. Of the 50,000,000 authorized shares of preferred stock, 6,000,000 shares are designated as 8.60% Series B Cumulative Redeemable Preferred Stock, 1,000,000 shares are designated as Series C Junior Participating Cumulative Redeemable Preferred Stock, and 2,803,812 shares are designated Series E Cumulative Convertible Preferred Stock. As of March 1, 2005, there were 5,416,009 shares of the Series B preferred stock outstanding and 2,803,812 shares of the Series E preferred stock outstanding. As of March 1, 2005, there were no shares of the Series C preferred stock outstanding.
Vote Required and Board of Directors’ Recommendation
      The board of directors is not required to submit this matter to the stockholders for approval. However, because the rules and regulations of the New York Stock Exchange encourage listed companies to submit matters for stockholder approval, regardless of whether such approval is required, the board of directors is submitting this proposal for approval by the stockholders at the meeting. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal, provided that the total votes cast on the proposal represents over 50% in interest of all shares of our stock entitled to vote on the proposal. If the stockholders do not approve this proposal, we will not issue the Series F Preferred Stock described in this proxy statement.
      Our board of directors recommends that the stockholders vote “FOR” the proposal to create the Series F Preferred Stock and offer shares of Series F Preferred Stock to existing and future holders of OP Units.

VOTING VIA THE INTERNET OR BY TELEPHONE
For Shares Directly Registered in the Name of the Stockholder
      Stockholders with shares registered directly with Wells Fargo Shareowner Services may vote those shares telephonically by calling toll free 1-800-560-1965, or via the Internet at http://www.eproxy.com/udr/. Have your proxy card in hand when you access the web site and follow the instructions provided. Such telephonic and electronic voting via the Internet is permissible under Maryland law. You may vote by telephone or by Internet 24 hours a day, 7 days a week until 12:00 p.m., Central Time, on May 2, 2005. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
For Shares Registered in the Name of a Broker or a Bank
      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Wells Fargo Shareowner Services for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website at www.proxyvote.com. Such telephonic and electronic voting via the Internet is permissible under Maryland law. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
DELIVERY OF VOTING MATERIALS
      To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy materials, meaning the proxy statement and the 2004 annual report to stockholders, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.
      If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at 720.283.6120 or by writing to us to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.
ANNUAL REPORT
      We have mailed to each of our stockholders our annual report for fiscal 2004, which includes audited financial statements for the year ended December 31, 2004. We will, upon written request and without charge, provide to any person solicited hereunder, a copy of our annual report on Form 10-K for the year ended December 31, 2004, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.
MATTERS TO BE PRESENTED AT THE
2006 ANNUAL MEETING OF STOCKHOLDERS
      In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2006 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than December 2, 2005. Such proposal should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.
      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary vote deadline for our 2006 annual meeting of stockholders is February 15, 2006. If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2006 annual meeting of stockholders, generally without including any disclosure of the proposal in the proxy statement or on the proxy card.
EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN
OR ACCOMPANYING THIS PROXY STATEMENT
      The graph of cumulative total stockholder returns and the reports of the Audit Committee and Compensation Committee included in this proxy statement shall not be deemed to be incorporated by reference into any filing made by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the company incorporates such graph or reports by specific reference.
      This proxy statement is accompanied or preceded by the company’s 2004 Annual Report to Stockholders for the year ended December 31, 2004. The 2004 Annual Report, which contains audited consolidated financial statements and other information about the company, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.
      It is important that proxies be returned promptly. We depend upon all stockholders promptly signing and returning the enclosed proxy to avoid costly solicitation. You can save us considerable expense by signing and returning your proxy at once. You may also vote electronically by the Internet or by telephone as shown on the proxy card and as discussed above.

For the Board of Directors

United Dominion Realty Trust, Inc.

Mary Ellen Norwood
Corporate Secretary
Dated: April 1, 2005

APPENDIX A
UNITED DOMINION REALTY TRUST, INC.
CHARTER OF THE AUDIT COMMITTEE
PURPOSE AND AUTHORITY
      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board (i) in fulfilling its responsibilities as to the quality and integrity of the Company’s financial records and reports; (ii) to prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement; and (iii) oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; and (d) the performance of the Company’s internal audit function and independent auditors.
COMMITTEE MEMBERSHIP
      The Committee shall consist of no fewer than three members all of whom meet the independence requirements of the New York Stock Exchange. No Committee member may receive any consulting, advisory or other fees from the Company other than director and committee fees. No Committee member may simultaneously serve on the audit committee of more than two other public company audit committees. Each member of the Committee must be financially literate as determined by the Board, and at least one member shall have accounting or related financial management expertise and must be a “financial expert,” as defined by the SEC. The Chairman of the Board will be an ex-officio member of the Committee and shall have voting rights in the case of a tie vote.
      The members of the Committee and its Chairperson shall be appointed by the Board, on the recommendation of the Governance Committee, to serve an annual term. Committee members may be replaced by the Board.
      If the Chairperson is not present, the members may designate an acting Chairperson by majority vote of the membership present.
DUTIES AND RESPONSIBILITIES
General:
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
      The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time. The Committee shall have the full power and authority to carry out the following responsibilities:

A.	Independent Audit

1. The Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors.

2. At least annually, obtain and review a report by the independent auditors describing (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, (c) any steps taken to deal with any such issues and (d) (to assess the auditors’ independence) all relationships between the independent auditors and the Company.

3. Review with the independent auditors, prior to the beginning of their audit, the scope of their examination and planning and staffing of the audit.

4. Meet with the independent auditors, without management present, and inquire as to:

•	whether there were any audit problems or difficulties encountered during their audit, including any restrictions on the scope of activities or access to requested information, and management’s response;

•	whether there were accounting or disclosure issues not resolved to their satisfaction; and

•	whether there were any other matters (including matters affecting their independence) that should be discussed with the Committee that have not been raised or covered elsewhere.

5. Report the results of the audit to the Board and, if the Committee is satisfied with all of its reviews and discussions, recommend that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

6. Obtain from the independent auditors an annual written communication that is prepared in accordance with Standard No. 1 of the Independence Standards Board delineating all relationships of the independent auditors with the Company as well as the nature and extent of the professional advisory services provided to the Company.

7. Resolve any disagreements between the independent auditors and management.

8. Review and evaluate the independent auditors’ qualifications, independence and performance, including a review and evaluation of the lead partner of the auditor, taking into account the opinions of Company management and personnel responsible for the Company’s internal audit function.

9. Annually consider whether or not a change in the independent auditor is in the best interest of the Company.

B.	Interim and Annual Financial Reports
      Periodically and to the extent appropriate under the circumstances:

1. Review and discuss the Company’s annual audited financial statements and interim and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2. Generally discuss earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company provides earnings guidance.

3. Discuss with the independent auditors the results of their review of the interim financial results in accordance with Statement on Auditing Standards No. 71, such that the results are communicated:

•	prior to the filing with the SEC of the Company’s Quarterly Report on Form 10-Q; and

•	either to all members of the Committee or to the Chair of the Committee.

4. Discuss with outside counsel and management the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements.

5. Obtain timely reports from the independent auditors regarding:

•	the appropriateness and consistent application of the Company’s critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles discussed between the independent auditors and management, the ramifications of the use of such alternative treatments and the independent auditors’ preferred treatment;

•	the reasonableness of significant estimates and judgments;

•	the clarity and completeness of the Company’s financial disclosure practices; and

•	any other material written communication between the auditors and management, such as any management letter or schedule of unadjusted differences.

C.	Internal Controls
      Periodically and to the extent appropriate under the circumstances:

1. Discuss with management the adequacy and effectiveness of the Company’s internal accounting and financial controls, including those related to the security of its information systems and risk assessment and risk management.

2. Review the independent auditors’ letter to management and ascertain that management has adequately responded to the letter.

3. Receive quarterly reports from management on the Company’s risk exposure to floating rate debt, and review the terms and market value of all derivative instruments used to manage interest rate and other financial risks.

4. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditors that the Company and its subsidiaries are in compliance with applicable laws and regulations, as well as the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions.

D.	Other

1. Pre-approve all non-audit services to be provided to the Company by the independent auditors and confirm that such services are not prohibited by law or the rules of the New York Stock Exchange and are disclosed in the Company’s SEC filings.

2. Engage any outside advisors that the Committee determines to be necessary or appropriate and approve the compensation and other retention terms of such advisors.

3. Establish hiring policies for employees and former employees of the independent auditors. Confirm that within the year preceding the start of each year’s audit, none of the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer or any person serving in an equivalent position for the Company was employed by the auditors or participated in any capacity in the Company’s audit.

4. Review with management or the independent auditors changes in, or adoption of, accounting principles and reporting and auditing standards that have had, or may have, an effect on the financial statements.

5. Periodically and to the extent appropriate under the circumstances review with management the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

6. Periodically and to the extent appropriate under the circumstances review with management the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements or the performance of the internal audit function.

8. Investigate any other matter brought to the Committee’s attention within the scope of its duties and retain outside legal counsel and other experts for this purpose if, in the Committee’s judgment, that is appropriate.

9. Obtain from the independent auditors assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

10. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

11. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

12. Review its own performance at least annually.
MEETINGS
      The Committee shall meet at least quarterly, unless otherwise agreed. The Committee may establish its own schedule and notify the Board. The Committee shall meet separately, periodically, with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditors.
MINUTES
      The Committee will maintain written minutes of its meeting which minutes will be filed with the minutes of the meetings of the Board.

APPENDIX B
FORM OF ARTICLES SUPPLEMENTARY
ESTABLISHING THE SERIES F PREFERRED STOCK
(Under Section 2-208 of the Maryland General Corporation Law)
United Dominion Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
      FIRST: Under the authority contained in the charter of the Corporation, the Board of Directors of the Corporation has classified and designated 20,000,000 unissued shares of the Preferred Stock of the Corporation as the same number of unissued shares of Series F Preferred Stock. A description of the said Series F Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by the Board of Directors of the Corporation, is as follows:
      “Section 5.4(e)     Series F Preferred Stock.

(1) Designation and Number. A series of the preferred stock, designated the “Series F Preferred Stock” (the “Series F Preferred”), is hereby established. The number of shares of the Series F Preferred shall be 20,000,000.

(2) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series F Preferred shall rank junior to Common Stock and any other class or series of capital stock of the Corporation.

(3) Dividends.

(A) The Series F Preferred is not entitled to receive dividends.

(B) The Series F Preferred shall not be entitled to participate in the earnings or assets of the Corporation.

(4) Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series F Preferred then outstanding shall not be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders. The holders of the Series F Preferred as such shall have no right or claim to any of the assets of the Corporation.

(5) Voting Rights. Except as otherwise required by law or provided in this Charter, and subject to the express terms of any series of Preferred Stock, each share of Series F Preferred shall entitle the holder thereof to one vote for each share of Series F Preferred held by such holder on each matter submitted to a vote at a meeting of the stockholders of the Corporation upon which the holders of Common Stock are entitled to vote. The holders of Series F Preferred shall be entitled to receive notice of all meetings of the stockholders of the Corporation at which the holders of Common Stock are entitled to such notice.

(6) Conversion of Series F Preferred. The Series F Preferred is not convertible into or exchangeable for any other property or securities of the Corporation.

(7) Redemption of Series F Preferred. The holders of Series F Preferred shall not have any right to redeem the Series F Preferred. Each share of Series F Preferred shall automatically be redeemed by the Corporation for no consideration without notice to its holder and without further action by the Corporation in the event that either (A) the Partnership Unit (as defined in that certain Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (“UDR LP”), dated as of February 23, 2004) or (B) the Limited Partnership Interest (as defined in that certain Second Amended and Restated Agreement of Limited Partnership of Henitage Communities L.P.,

B-1

dated as of September 18, 1997) underlying such share of Series F Preferred is no longer outstanding.”
      SECOND: The Series F Preferred has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.
      THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.
      FOURTH, These Articles Supplementary shall become effective upon acceptance for record by the SDAT.
IN WITNESS WHEREOF, these Articles Supplementary are hereby signed for and on behalf of the Corporation by its Executive Vice President and Chief Financial Officer, who hereby acknowledges that said Articles Supplementary is the act of said Corporation and hereby states under the penalties of perjury that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects to the best of his knowledge, information, and belief, and said Articles Supplementary are hereby witnessed by the Secretary of the Corporation.
      Executed on this           day of                     , 2005.

United Dominion Realty Trust, Inc.

By:

Christopher D. Genry
Executive Vice President and
Chief Financial Officer

Witness: , 2005

Mary Ellen Norwood
Secretary
Please return to:
Morrison & Foerster LLP
370 17th Street
Suite 5200
Denver, Colorado 80202
Attn: Warren L. Troupe, Esq.

B-2

UNITED DOMINION REALTY TRUST, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 3, 2005
4:00 p.m. Local Time

The Jefferson Hotel
101 West Franklin Street
Richmond, Virginia 23220-5009

If you consented to access your proxy information electronically, you may view it by going to United Dominion Realty Trust, Inc.’s website at http://www.udrt.com/financialinfo/annual_reports.asp.

In the future, if you would like to access your annual reports and proxy statements electronically via the Internet rather than receiving them by mail, please go to the following website at http://www.econsent.com/udr/ and follow the instructions listed on such website.

United Dominion Realty Trust, Inc. 1745 Shea Center Drive, Suite 200 Highlands Ranch, CO 80129-1540	proxy

This proxy is solicited on behalf of the Board of Directors of United Dominion Realty Trust, Inc. for use at the Annual Meeting on May 3, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you (i) acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2005, (ii) revoke all prior proxies, and (iii) appoint Robert C. Larson and Thomas W. Toomey, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, to vote your shares which you would be entitled to vote if then and there personally present on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment(s) thereof.

See reverse for voting instructions

There are three ways to vote your Proxy

Your telephone or Internet vote is permitted under Maryland law and authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m., Central Time on May 2, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number and Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/udr/ — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m., Central Time on May 2, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number and Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to United Dominion Realty Trust, Inc. c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

â Please detach here â

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	(01) Eric J. Foss	(06) Thomas R. Oliver
	(02) Robert P. Freeman	(07) Lynne B. Sagalyn
	(03) Jon A. Grove	(08) Mark J. Sandler
	(04) James D. Klingbeil	(09) Robert W. Scharar
	(05) Robert C. Larson	(10) Thomas W. Toomey

☐	VOTE FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY TO
	(except as marked below)		VOTE FOR ALL NOMINEES

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

2.	Proposal to ratify the appointment of Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2005.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Proposal to approve the New Out-Performance Program, including the Series C Out-Performance Program, and an amendment to the Series A Out-Performance Program to allow the participants to transfer interests to the company or in exchange for interests in subsequent out-performance programs.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Proposal to authorize the creation and the issuance of the new Series F Preferred Stock to give voting rights to holders of OP Units.	☐	FOR	☐	AGAINST	☐	ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.